THIRD AMENDMENT TO PURCHASE AGREEMENT
This THIRD AMENDMENT TO PURCHASE AGREEMENT (this "Amendment"), dated as of October 19, 2016, is entered into by and between Rockwell Holdco, Inc., a Delaware corporation ("Purchaser"), and Andrews County Holdings, Inc., a Delaware corporation ("Seller" and together with the Purchaser, the "Parties").
WHEREAS, the Parties have entered into a Purchase Agreement, dated as of November 18, 2015, the First Amendment to Purchase Agreement, dated as of August 29, 2016, and the Second Amendment to Purchase Agreement, dated as of September 23, 2016 (collectively, the "Purchase Agreement");
WHEREAS, the Parties desire to further amend the Purchase Agreement to extend the Termination Date, on the terms and subject to the conditions set forth herein; and
WHEREAS, pursuant to Section 13.06 of the Purchase Agreement, the amendment contemplated by the Parties must be contained in an instrument in written duly executed by each Party.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Definitions. Capitalized terms used but not defined in this Amendment have the respective meanings assigned to them in the Purchase Agreement.
2.	Amendment to the Purchase Agreement. As of the date first written above (the "Effective Date"), the Purchase Agreement is hereby further amended as follows:
(a)	Section 12.01(b)(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
"(i) if the Closing has not occurred on or before the earlier of (x) November 16, 2016 and (y) the date (on or after November 9, 2016) that the Parties receive notice from the DOJ that it plans to file a complaint seeking to enjoin the transaction (such earlier date, the "Termination Date") and the failure of the Closing to occur is not caused by a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this Section 12.01(b)(i);"

3.
Miscellaneous.  Except as expressly provided in this Amendment, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect, and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Purchase Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of any other Party. On and after the Effective Date, each reference to the Purchase Agreement will mean and be a reference to the Purchase Agreement as amended by this Amendment.  This Amendment shall be governed by, and construed in accordance with, the applicable laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to choice of law rules that would require the application of another jurisdiction.  The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.  This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each Party as of the date first written above.
ROCKWELL HOLDCO, INC.

By: /s/ David Lockwood
 Name: David Lockwood
Title: President & CEO

ANDREWS COUNTY HOLDINGS, INC.
By: /s/ Bobby D. O'Brien
 Name:  Bobby D. O'Brien
Title: Chairman of the Board & CEO